Exhibit 99.1

NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS SECOND QUARTER 2005 RESULTS

•	Reports earnings per share of $0.21
•	Second quarter revenues increased 10.5 percent to $153.2 million
•	EBITDA increased to $17.9 million, up 11.8 percent

AUGUST 4, 2005 – HOUSTON, TEXAS – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $6.0 million, or $0.21 per diluted share, for the quarter ended June 30, 2005 compared to net income of $6.0 million, or $0.21 per diluted share, in the second quarter of 2004.  As previously disclosed, the second quarter of 2004 reflected an effective income tax rate of 31 percent due to a loss on early extinguishment of debt recorded in the first quarter of 2004.  Assuming a normalized effective income tax rate of 40 percent, non-GAAP net income for the second quarter of 2004 would have been $5.3 million, or $0.18 per diluted share.

          Net loss for the first six months of 2005 was $0.4 million, or $0.02 per share, compared to a net loss of $18.6 million, or $0.66 per share, for the first six months of 2004, which included a $28.8 million loss on the early extinguishment of debt.  Excluding the loss on early extinguishment of debt and assuming a normalized effective tax rate of 40 percent, non-GAAP net income for the first half of 2004 would have been $1.1 million, or $0.04 per diluted share.

          A reconciliation of our GAAP net income and loss for the second quarter and first six months of 2004, respectively, to our non-GAAP net income for the second quarter and first six months of 2004 excluding the loss on early extinguishment of debt and assuming a normalized effective tax rate of 40 percent is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

SECOND QUARTER 2005 RESULTS

          Revenues in the second quarter of 2005 increased 10.5 percent to $153.2 million compared to $138.6 million in the second quarter of 2004, reflecting higher ready-mixed concrete prices and sales volumes and increased other concrete-related product sales.  The Company’s average sales price per cubic yard of ready-mixed concrete during the second quarter of 2005 was 10.6 percent higher than in the second quarter of 2004.  Compared to the second quarter of 2004, ready-mixed concrete sales prices improved in all major regions, adequately covering raw material cost increases, primarily in cement and aggregates. Compared to the first quarter of 2005, average sales prices per cubic yard of ready-mixed concrete in the second quarter of 2005 were slightly lower due to product mix and reduced winterizing agent revenues.

          The Company’s ready-mixed concrete sales volume in the second quarter of 2005 was approximately 1.45 million cubic yards, up 1.9 percent from 1.42 million cubic yards of ready-mixed concrete sold in the second quarter of 2004.

          Gross profit in the second quarter of 2005 was $30.6 million (20.0 percent gross profit margin), an increase of 11.5 percent compared to $27.4 million (19.8 percent gross profit margin) in the second quarter of 2004.  The increase in gross profit was primarily due to higher ready-mixed concrete sales prices and increased ready-mixed concrete sales volumes. Commenting on the second quarter of 2005 results, Michael Harlan, Executive Vice President and Chief Operating Officer, stated, “Given the slow start to the quarter in April, we are pleased with our operating results this quarter.  Our volume accelerated in June, increasing 10.5 percent over last June, and we continued to concentrate on increasing margins by improving productivity, while maintaining our focus on cost controls.  Except for our North Texas market, our cement supply has not been negatively impacted by the continuing tightness in cement in North America.”

          EBITDA was $17.9 million in the second quarter of 2005, up 11.8 percent compared with EBITDA of $16.0 million in the second quarter of 2004.  The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA and free cash flow (another non-GAAP financial measure we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $13.0 million for the second quarter of 2005, compared to $11.6 million for the second quarter of 2004.  As a percentage of revenues, selling, general and administrative expenses were 8.5 percent in the second quarter of 2005 as compared to 8.4 percent in the second quarter of 2004. General and administrative costs in the second quarter of 2005 were higher than the second quarter of 2004 primarily due to higher cash and stock-based compensation and increased professional fees.

          During the second quarter of 2005, the Company terminated its interest rate swap agreements related to its senior subordinated debt.  The Company received cash proceeds of $2.2 million related to the early termination, which is included in changes in operating assets and liabilities, a component of the Company’s cash flows from operating activities contained in the attached Condensed Consolidated Statements of Cash Flows.  The Company realized a non-recurring gain of approximately $2.0 million on the early termination of the interest rate swap agreements, which is being amortized over the remaining life of the senior subordinated debt as an adjustment to interest expense.  The Company expects its future interest expense to approximate $4.3 million per quarter barring changes in its existing debt structure.

          The Company’s net cash provided by operations for the second quarter of 2005 was negative $1.4 million compared to positive $5.6 million for the second quarter of 2004.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the second quarter of 2005 was negative $5.0 million compared to positive $3.2 million in the second quarter of 2004.  Second quarter 2005 free cash flow reflected approximately $8.3 million in higher interest payments, $1.0 million in higher capital expenditures and $1.3 million in lower income tax refunds, partially offset by $2.2 million in proceeds from the early termination of the interest rate swap agreements, as compared to the second quarter of 2004.

          The Company’s net debt at June 30, 2005 was $168.2 million, up $4.8 million from March 31, 2005 (excluding the fair value of the interest rate swap agreements at March 31, 2005).  Net debt at June 30, 2005 was comprised of total debt of $200.0 million less cash and cash equivalents of $31.8 million.

YEAR-TO-DATE 2005 RESULTS

          Revenues for the six months ended June 30, 2005 increased 7.3 percent to $245.7 million compared to revenues of $228.9 million for the first six months of 2004.  Gross profit increased 3.0 percent to $39.1 million in the first six months of 2005 compared to $38.0 million in the first six months of 2004.  Gross profit increased in the first half of 2005 due to higher average ready-mixed concrete sales prices, partially offset by lower ready-mixed concrete sales volumes, higher raw materials costs and higher delivery costs, including fuel costs.

          The Company’s average sales price per cubic yard of ready-mixed concrete during the first six months of 2005 was approximately 11.4 percent higher than the first half of 2004. The Company implemented previously announced price increases in the first half of 2005 in all of its regional markets and, effective July 1, 2005, has announced additional price increases for ready-mixed concrete in the majority of its markets.  The extent to which the Company realizes benefits from these announced price increases depends on market conditions and whether such increases exceed rising raw material and other costs.

          The Company’s ready-mixed concrete sales volume for the first half of 2005 was approximately 2.28 million cubic yards, down 3.0 percent from approximately 2.35 million cubic yards of ready-mixed concrete sold in the first half of 2004.

          EBITDA was $14.2 million, or 5.8 percent of revenue, in the first half of 2005, as compared with $16.2 million, or 7.1 percent of revenue, in the first half of 2004.  The decrease in EBITDA in the first half of 2005 as compared to the first half of 2004 was primarily due to higher selling, general and administrative expenses, partially offset by gross profit improvements.

          The Company’s selling, general and administrative expenses were $25.5 million in the first half of 2005, compared to $22.4 million in the first half of 2004.  As a percentage of revenues, selling, general and administrative expenses increased from 9.8 percent in the first half of 2004 to 10.4 percent in the first half of 2005.  General and administrative costs in the first half of 2005 were higher than the comparative period in 2004 primarily due to higher labor costs (including stock-based and incentive-based compensation expense) and increased professional fees.

          The Company’s net cash provided by operations for the first half of 2005 was positive $0.5 million compared to positive $4.1 million for the first half of 2004.  The Company’s free cash flow for the first half of 2005 was negative $7.1 million compared to negative $0.3 million in the first half of 2004, primarily due to lower operating profits and income tax refunds, higher interest payments and increased capital expenditures, partially offset by the proceeds on the early termination of the interest rate swap agreements.

OUTLOOK

          The statements in the following paragraph are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information, the Company expects third quarter 2005 revenues in the range of $163 million to $170 million, EBITDA in the range of $21 million to $23 million and earnings per diluted share in the range of $0.26 to $0.30.  The Company expects full year 2005 revenues in the range of $535 million to $545 million and earnings per diluted share in the range of $0.34 to $0.40.  Full year EBITDA is currently expected to be in the range of approximately $46 million to $50 million in 2005.

          Commenting on the Company’s outlook, Eugene Martineau, President and Chief Executive Officer, stated “Overall, weather conditions improved in the latter half of the second quarter, enabling us to efficiently deliver our product to our customers.  We reported second quarter earnings at the high end of our previous guidance, and expect to have a strong third quarter with marked improvement in operating results on a year-over-year basis assuming normal operating conditions.  Today, we are maintaining our full year 2005 earnings guidance; however, we have a positive outlook on the last half of the year and if market and operating conditions continue to improve we may update our full-year guidance as the remaining two quarters develop.”

CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Thursday, August 4, 2005, at 10:00 a.m. Eastern Time to review its second quarter 2005 results.  To participate in the call, dial 303-262-2052 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Thursday, August 11, 2005.  To access the replay, dial 303- 590-3000 using the pass code 11035726#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.

USE OF NON-GAAP FINANCIAL MEASURES

          This release uses the non-GAAP financial measures “free cash flow” and “EBITDA.”  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. The Company has 88 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry.  During 2004, these facilities produced approximately 5.1 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.1 million tons of aggregates.   For more information on U.S. Concrete visit http://www.us-concrete.com.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: expected revenues, EBITDA and earnings per share for the third quarter and full year of 2005, as well as expected improved third quarter 2005 operating results over third quarter 2004 operating results and positive outlook for the last half of 2005.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004  and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(Tables to follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Sales	$153,214	$138,627	$245,713	$228,941
Cost of goods sold before depreciation, depletion and amortization	122,617	111,198	206,568	190,951

Gross profit before depreciation, depletion and amortization	30,597	27,429	39,145	37,990
Selling, general and administrative expenses	12,958	11,633	25,453	22,365
Depreciation, depletion and amortization	3,252	3,133	6,329	6,181

Income from operations	14,387	12,663	7,363	9,444
Interest expense, net	4,286	4,147	8,603	8,114
Loss on early extinguishment of debt	—	—	—	28,781
Other income, net	305	251	475	562

Income (loss) before income taxes	10,406	8,767	(765)	(26,889)
Income tax provision (benefit)	4,371	2,718	(321)	(8,335)

Net income (loss)	$6,035	$6,049	$(444)	$(18,554)

Basic net income (loss) per share	$0.21	$0.21	$(0.02)	$(0.66)

Diluted net income (loss) per share	$0.21	$0.21	$(0.02)	$(0.66)

Basic common shares outstanding	28,575	28,166	28,537	28,164

Diluted common shares outstanding	29,055	28,647	28,537	28,164

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$31,775	$39,707
Trade accounts receivable, net	88,367	68,131
Inventories, net	20,973	20,085
Prepaid expenses	4,103	2,140
Other current assets	21,783	22,080

Total current assets	167,001	152,143

Property, plant and equipment, net	120,743	118,748
Goodwill	167,345	166,644
Other assets	10,144	11,624

Total assets	$465,233	$449,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,066	$62,496

Total current liabilities	76,066	62,496

Debt	200,000	200,777
Other long-term liabilities	19,783	17,037

Total liabilities	295,849	280,310

Commitments and contingencies
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	169,454	168,850
Retained earnings	3,862	4,306
Treasury stock, at cost	(636)	(400)
Deferred compensation	(3,325)	(3,936)

Total stockholders’ equity	169,384	168,849

Total liabilities and stockholders’ equity	$465,233	$449,159

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:	$457	$4,145
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $617 and $412	(7,583)	(4,406)
Payments for acquisitions	(1,000)	—
Other investing activities	(40)	(151)

Net cash used by investing activities	(8,623)	(4,557)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	264,000
Repayments of borrowings	—	(219,031)
Debt retirement costs	—	(25,851)
Debt issuance costs	—	(10,259)
Purchase of treasury stock	(236)	—
Other financing activities	470	475

Net cash provided by financing activities	234	9,334

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,932)	8,922
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,707	7,111

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,775	$16,033

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three and six months ended June 30, 2005 and June 30, 2004 and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2005 and June 30, 2004.  We have also included in the tables below our Same Plant Sales for the three and six months ended June 30, 2005 and June 30, 2004, and Same Plant Sales Variance Breakdown for the three and six months ended June 30, 2005 and June 30, 2004.  Additionally, we have included certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2005 and June 30, 2004.

          We define Same Plant Sales as our historical sales adjusted to reflect the assumption that all material acquisitions occurred on January 1 of the prior year.  We have included Same Plant Sales as a supplemental disclosure because our management believes that it provides a useful measurement of internal growth of our operations.

          We define EBITDA as net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005

Same Plant Sales (in millions)	$153.2	$245.7
Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	1.9%	(3.0)%
Ready-mixed concrete average price	10.6%	11.4%
Other concrete-related product sales	3.0%	4.9%
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$83.10	$83.38
Volume in cubic yards (in millions)	1.45	2.28
EBITDA reconciliation:
Net income (loss)	$6,035	$(444)
Income tax provision (benefit)	4,371	(321)
Interest expense	4,286	8,603
Depreciation, depletion and amortization	3,252	6,329

EBITDA	$17,944	$14,167

EBITDA margin	11.7%	5.8%
Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$(1,429)	$457
Less capital expenditures, net of disposals of $111 and $617	(3,558)	(7,583)

Free Cash Flow	$(4,987)	$(7,126)

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004

Same Plant Sales (in millions)	$138.6	$228.9
Same Plant Sales Variance Breakdown from comparable period in prior year:
Ready-mixed concrete volume	6.1%	5.5%
Ready-mixed concrete average price	3.7%	2.2%
Other concrete-related product sales	1.4%	1.5%

Same plant sales	11.2%	9.2%

Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$75.14	$74.86
Volume in cubic yards (in millions)	1.42	2.35
EBITDA reconciliation:
Net income (loss)	$6,049	$(18,554)
Income tax provision (benefit)	2,718	(8,335)
Loss on early extinguishment of debt	—	28,781
Interest expense	4,147	8,114
Depreciation, depletion and amortization	3,133	6,181

EBITDA	$16,047	$16,187

EBITDA margin	11.6%	7.1%
Free Cash Flow reconciliation:
Net cash provided by operations	$5,623	$4,145
Less capital expenditures, net of disposals of $199 and $412	(2,471)	(4,406)

Free Cash Flow	$3,152	$(261)

          The expected EBITDA used in this news release of approximately $21 million to $23 million in the third quarter of 2005 is calculated as follows:  net income (estimated to be approximately $8 million to $9 million), plus the provision for income taxes (estimated to be approximately $5 million to $6 million), depreciation expense (estimated to be approximately $3 million to $4 million) and net interest expense (estimated to be approximately $4 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

          The expected EBITDA used in this news release of approximately $46 million to $50 million for the full year 2005 is calculated as follows:  net income (estimated to be approximately $10 million to $12 million), plus the provision for income taxes (estimated to be approximately $7 million to $8 million), depreciation expense (estimated to be approximately $13 million to $14 million) and net interest expense (estimated to be approximately $17 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)
(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

          We have provided non-GAAP adjusted net income and earnings per share information for the three and six months ended June 30, 2004 in this news release in addition to net income and providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the loss on early extinguishment of debt of $28.8 million, presented as an ordinary loss in the first quarter of 2004, and applying a 40 percent effective tax rate.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results and assuming a normalized effective tax rate.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the three and six months ended June 30, 2004 is as follows:

	Three Months Ended June 30, 2004

	GAAP Results	Non-GAAP Adjustments	Non-GAAP Adjusted Results

Sales	$138,627		$138,627
Cost of goods sold	111,198	$—	111,198

Gross profit	27,429	—	27,429
Selling, general and administrative expenses	11,633	—	11,633
Depreciation, depletion and amortization	3,133	—	3,133

Income from operations	12,663	—	12,663
Interest expense, net	4,147	—	4,147
Loss on early extinguishment of debt	—	—	—
Other income, net	251	—	251

Income before income taxes	8,767	—	8,767
Income tax expense	2,718	789	3,507

Net income	$6,049	$(789)	$5,260

Diluted net income per share	$0.21		$0.18

Diluted common shares outstanding	28,647		28,647

	Six Months Ended June 30, 2004

	GAAP Results	Non-GAAP Adjustments	Non-GAAP Adjusted Results

Sales	$228,941	$—	$228,941
Cost of goods sold	190,951	—	190,951

Gross profit	37,990	—	37,990
Selling, general and administrative expenses	22,365	—	22,365
Depreciation, depletion and amortization	6,181	—	6,181

Income from operations	9,444	—	9,444
Interest expense, net	8,114	—	8,114
Loss on early extinguishment of debt	28,781	(28,781)	—
Other income, net	562	—	562

Income (loss) before income taxes	(26,889)	28,781	1,892
Income tax expense (benefit)	(8,335)	9,092	757

Net income (loss)	$(18,554)	$19,689	$1,135

Diluted net income (loss) per share	$(0.66)		$0.04

Diluted common shares outstanding	28,164		28,405

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